BIO-IMAGING TECHNOLOGIES, INC.

                                 April 15, 1998

Mark L. Weinstein, President & Chief Executive Officer
Bio-Imaging Technologies, Inc.
830 Bear Tavern Road
West Trenton, NJ 08628-1020

Dear Mark:

           On behalf of the Board of Directors of Bio-Imaging Technologies, Inc., the (Company) I am pleased to offer you the following compensation package in connection with your employment as the Company's President and Chief Executive Officer.

           a) BASE SALARY. You will be paid an annual base salary of $180,000 payable in bi-weekly installments. Such base salary shall be reviewed at the end of each 12-month period of employment and any adjustments to be made shall be determined by the Board of Directors at that time.

           b) BONUSES. You will be eligible for and may receive bonuses, the amount of which are to be determined by the Board of Directors in its sole discretion.

           c) INCENTIVE COMPENSATION. You will be eligible for awards from the Company's incentive compensation plans on a basis commensurate with your position and responsibility.

           d) STOCK OPTIONS. Upon the date hereof, you will be granted an option to purchase up to 150,000 shares of Common Stock of the Company at a purchase price equal to 100% of the fair market value of the Common Stock on the date of the grant, which options shall vest as follows: 50,000 on the date hereof and 25,000 on each of the first, second, third and fourth anniversary of the date of the grant. This stock option grant is in addition to existing stock option grants to you relating to your option to purchase 100,000 shares of Common Stock of the Company.

           e) RELOCATION EXPENSES. You will, upon presentation to the Company of receipts therefor, be reimbursed by the Company for actual, out-of-pocket relocation expenses, if any, related to the purchase of a new primary residence for the purpose of relocating closer to the Company's principal executive offices in West Trenton, New Jersey. These expenses may include the following: (i) realtor's commission, not to exceed 6% payable on the sale of the Employee's existing primary residence; (ii) other closing costs, not to exceed $2,000 and (iii) expenses incurred in moving the contents of your existing primary residence, provided, however, that in no event, shall the amount payable by the Company pursuant to this subsection exceed $50,000.

           f) EXPENSES. Subject to and in accordance with the Company's policies and procedures, you are hereby authorized to incur, and, upon presentation of itemized accounts, shall be reimbursed for any and all reasonable and necessary business-related expenses, which expenses are incurred by you on behalf of the Company.

           g) BENEFITS. You and your dependents shall be included in any and all plans, programs and policies which provide benefits for employees and their dependents. Such plans, programs and policies may include health care insurance, long-term disability plans, life insurance, supplemental disability insurance, supplemental life insurance, holidays and other similar or comparable benefits made available to Company employees.

           h) ABSENCES. You will be entitled to absences because of illness or other incapacity, and such other absences, whether for holiday, personal time, or for any other purpose, as set forth in the Company's employment manual or current policies and procedures, as the case may be. You will be entitled to four weeks per year of vacation time, to be taken consistent with the policies of the Company and the effective discharge of your duties. You will also have the right to accumulate such vacation time from year to year as specified by current Company policies and procedures.

           You will be subject to all of the Company's other policies and procedures, including, without limitation, the requirement that you execute a copy of the attached form of (1) Invention Assignment and Confidentiality Agreement and (2) Non-Competition Agreement. Further, the Company and you hereby agree and acknowledge that your employment with the Company is for an initial term of two years from the date of approval of this offer letter by the Board of Directors of the Company and, thereafter, will not, unless otherwise agreed to by the Company and you, be for any specified term but rather will be an "at-will" relationship pursuant to which your employment relationship may be terminated by the Company with or without cause. 18 months into the intitial two-year term of agreement, the Board of Directors will give an initial indication in writing of their intended actions as it relates to Mr. Weinstein's employment status at the end of the initial term. It is understood that this notification is not binding on the ultimate decision but is an indication of intent at that time. During the initial two-year term, however, your employment relationship with the Company may be terminated by the Company upon your death, disability (defined as 180 days of disability in a one-year period, whether or not such days are continuous) or for cause (as hereinafter defined). For purposes of this offer letter, "cause" is defined as:

                     "The  Company  may  terminate  the  Employee's   employment
           hereunder for cause immediately and with prompt notice to the Employee, which cause shall be determined in good faith solely by the Board of Directors. 'Cause' for termination shall include, but is not limited to, the following conduct of the Employee:

     (1) Material breach of any provision of this Agreement by the Employee, which breach shall not have been cured by the Employee within thirty (30) days of receipt of written notice of said breach;

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

     (2) Misconduct as an employee of the Company, including but not limited to:
(i) misappropriating any funds or property of the Company; (ii) attempting to willfully obtain any personal profit from any transaction in which the Employee has an interest which is adverse to the interests of the Company; or (iii) any other act or omission which substantially impairs the Company's ability to conduct its ordinary business in its usual manner;

     (3) Unreasonable neglect or refusal to perform the duties assigned to the Employee under or pursuant to this Agreement;

     (4) Conviction of a felony; or

     (5) Any other act or omission which subjects the Company or any of its subsidiaries to substantial public disrespect, scandal or ridicule."

           If you agree with the stated provisions, please sign and date both copies enclosed and return one copy to me. I will copy other Board members and Corporate Counsel. When you sign this document, please provide a copy to Rob Phillips for his information as well.

                                   Sincerely,

                                   James A. Taylor, Ph.D.

 /s/ James A. Taylor      4/15/98     /s/ Mark L. Weinstein       4/15/98
---------------------     -------    ----------------------       -------
James A. Taylor, Ph.D.     Date      Mark L. Weinstein              Date

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